Exhibit 5.1

VivoPower International Plc 23 Hanover Square Mayfair London W1S 1JB

Herbert Smith Freehills LLP

Exchange House

Primrose Street

London EC2A 2EG

T +44 (0)20 7374 8000

F +44 (0)20 7374 0888

D +44 (0)20 7466 2575

DX28 London Chancery Lane

www.herbertsmithfreehills.com

Our ref

Your ref

Date

[•]

By email and by post

Dear Sirs

VivoPower International Plc

1.	introduction and scope

1.1

We have acted as English legal advisers to VivoPower International Plc, a public limited company organised under the laws of England and Wales (the "Company"), in connection with the registration statement on Form F-4 (File No. 333-213297) (as amended through the date hereof, the "Registration Statement") filed by the Company with the U.S. Securities and Exchange Commission (the "SEC") under the U.S. Securities Act of 1933 (the "Securities Act") for the offering and sale of Ordinary Shares of US$0.012 nominal value of the Company covered by the Registration Statement to which this opinion is an exhibit (the "Shares").

1.2	We express no opinion as to any law other than English law as applied by English courts and reported and in effect on the date of this opinion.

1.3	This opinion and any obligation arising out of it or in connection with it (including non-contractual obligations) are governed by and shall be construed in accordance with English law.

1.4	This opinion is limited to the matters in paragraph 4 and does not extend, and it is not to be read as extended by implication, to any other matters. No opinion is expressed as to matters of fact.

1.5

By giving this opinion we do not assume any obligation to notify you of changes in law following the date of this opinion which may affect the opinions expressed herein or to otherwise update this opinion in any respect.

1.6	This opinion is not designed to and is not likely to reveal fraud, misrepresentation, bribery or corruption by any person.

Herbert Smith Freehills LLP and its subsidiaries and Herbert Smith Freehills, an Australian Partnership, are separate member firms of the international legal practice known as Herbert Smith Freehills.

Herbert Smith Freehills LLP is a limited liability partnership registered in England and Wales with registered number OC310989. It is authorised and regulated by the Solicitors' Regulation Authority of England and Wales. A list of the members and their professional qualifications is open to inspection at the registered office, Exchange House, Primrose Street, London EC2A 2EG. We use the word partner of Herbert Smith Freehills LLP to refer to a member of Herbert Smith Freehills LLP, or an employee or consultant with equivalent standing and qualifications.

Date [•] Letter to VivoPower International Plc

2.	documents and enquiries

2.1	For the purpose of giving this opinion, we have examined the following documents:

2.1.1	the Registration Statement;

2.1.2	copies (certified by the company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(A)	a copy of the Company's certificate of incorporation;

(B)

a copy of the Articles of Association of the Company adopted on 1 February 2016 and its articles of association adopted pursuant to the Shareholder Resolutions (defined below) and to be effective from admission of the Shares to trading on the Nasdaq Capital Market (the "New Articles");

(C)	the written resolutions of the Company's board of directors passed on [] 2016 whereby it was resolved, inter alia, to adopt the New Articles (the "Board Resolutions");

(D)

the shareholders resolutions passed at the general meeting of the Company held on [] 2016, granting, inter alia, the board of directors of the Company the authority to issue and allot the Shares (the "Shareholder Resolutions" and together with the Board Resolutions, the "Corporate Approvals"); and

(E)

the draft resolution to be adopted at a meeting of the board of directors, or a duly appointed committee thereof, whereby it will be resolved to approve the allotment and issue of the Shares (the "Draft Resolution").

2.2	For the purpose of giving this opinion, we have made the following enquiries:

2.2.1

on [] 2016, at [][am/pm] we carried out a search of the public records of the Company held by the Companies House Direct service operated by the Registrar of Companies in England and Wales (the "Company Register Search"); and

2.2.2	on [] 2016 at [][am/pm] we made a telephone enquiry of the Company at the Central Registry of Winding-Up Petitions maintained by the Companies Court (the "Central Registry Search").

2.3

Except as stated above, we have not for the purpose of this opinion examined any agreements, documents or corporate records entered into by or affecting the Company or made any other enquiries concerning the Company.

3.	ASSUMPTIONS

This opinion is based upon the assumptions (which may or may not be the case) that:

3.1.1

Authenticity: all documents (including copy documents) examined by us are authentic and complete and that such documents remain accurate, up-to-date and have not been amended or any provisions thereof varied or waived;

3.1.2	Due execution: each of the signed documents examined by us have been duly executed and, where applicable, delivered on behalf of the Company;

3.1.3

Nominal Value: On each date of the allotment and issue of the Shares (each an "Allotment Date") the Company will comply with all applicable laws to allot and issue the Shares and the Company will receive such amounts as are necessary to fully pay the nominal value of the Shares and any applicable share premium;

Date [•] Letter to VivoPower International Plc

3.1.4	Filings: the information disclosed by the Company Register Search and the Central Registry Search was and remains complete, accurate and up-to-date (and will remain so as at the Allotment Dates);

3.1.5

Pre-emptive rights: the directors as at the time of the Allotment Dates will be duly authorised pursuant to the articles of association of the Company in force at the time of the Allotment Dates, the Companies Act 2006 and any relevant authority given by the members of the Company in a general meeting to allot and issue Shares on a non pre-emptive basis;

3.1.6

Resolutions: the Shareholder Resolutions were validly passed at properly convened and conducted meetings of the shareholders and remain in full force and effect without modification, and the Board Resolutions were validly passed and remain in full force and effect;

3.1.7

Draft Resolution: the Draft Resolution will be validly passed at a properly convened and conducted meeting of the board of directors, or a duly appointed committee thereof, and, once passed, will remain in full force and effect without modification;

3.1.8	Conditions: any conditions to the authority to allot and issue the Shares pursuant to the Corporate Approvals and the Draft Resolution will be satisfied;

3.1.9

Agreements: following the date of this opinion and prior to the issue of the Shares, the contribution agreement entered into by the Company on 11 August 2016 will become unconditional as subsequently amended on 18 October 2016 on substantially the terms and conditions described in Exhibit 1.1 of the Registration Statement (the "Contribution Agreement");

3.1.10

Administration etc.: no step has been taken to wind-up, strike off or dissolve the Company or to place the Company into administration and no receiver has been appointed over or in respect of the assets of the Company, nor has any analogous procedure or step been taken in any jurisdiction, which (in either case) has or have not been revealed by the searches referred to in paragraph 2.2 above;

3.1.11

Overseas insolvency: no foreign main insolvency proceeding has been recognised in Great Britain under the Cross Border Insolvency Regulations 2006 (and it is not possible to conduct a central search in Great Britain in relation to any such proceedings) which would entitle actions in respect of any assets of the Company the subject of those foreign proceedings to be taken in Great Britain;

3.1.12

Directors: the directors of the Company have acted (or will act) in good faith and have complied (or will comply) with their duties under all applicable laws in approving the Corporate Approvals and the Draft Resolution and the transactions contemplated thereby; and

3.1.13

Misconduct etc.: the Company is not, nor will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated under the Corporate Approvals or Draft Resolution or any associated activity illegal, void or voidable.

Date [•] Letter to VivoPower International Plc

4.	OPINION

Based on the documents referred to in paragraph 2 and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5 and to any matters not disclosed to us, it is our opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Contribution Agreement, will have been duly and validly issued, be fully paid and not be subject to any call for the payment of further capital.

5.	QUALIFICATIONS

5.1	This opinion is subject to the qualifications contained in this section:

5.1.1

Creditors: this opinion is subject to any limitations arising from (a) bankruptcy, insolvency and liquidation, (b) reorganisation and (c) laws of general application relating to or affecting the rights of creditors.

5.1.2

Searches: the records of the Registrar of Companies and the Central Registry of Winding-Up Petitions may not be complete or up-to-date. In particular, the Central Registry of Winding-Up Petitions may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Central Registry of Winding-Up Petitions are not capable of revealing whether or not a winding-up petition or a petition for the making of an administration order has been presented and, further, notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned.

5.1.3

Company search: a search at Companies House may not reveal whether the Shares or any of them are subject to a charge, encumbrance or other security interest because particulars of such security interests may not be filed at Companies House immediately, there may be a delay in the relevant registration appearing on the file of the Company concerned, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in Great Britain.

6.	Consent

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Herbert Smith Freehills LLP under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

Herbert Smith Freehills LLP

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